CONSULTING AND SERVICES AGREEMENT

This Consulting and Services Agreement (this "Agreement") is entered into as of April 14, 2000, between Peters
Entertainment.com, Inc., a California corporation (the
"Company"), and eConnect, a Nevada corporation ("Consultant").

In consideration of the mutual covenants and agreements set forth below, the parties hereby agree as follows:

1. Term. The Company hereby retains Consultant as an independent consultant, with the duties particularized in
Section 2 hereof and subject to the other terms and conditions particularized herein, and Consultant hereby agrees to act as such for the Company, for the period commencing on the date hereof and expiring on the completion by Consultant of the Services (as defined in Section 2 hereof), unless terminated by the Company for "cause" or by the mutual consent of the parties hereto prior thereto (such period, including as so terminated, shall be referred to hereinafter as the "Term"). For purposes of this Agreement, "cause" shall mean either of the following:
(a) a willful breach by Consultant of any material provision of this Agreement that remains uncured by Consultant thirty (30) days after written notice of such breach is given to Consultant by the Company; or (b) a willful failure or refusal to perform Consultant's duties hereunder that remains uncured by Consultant thirty (30) days after written notice of such breach is given to Consultant by the Company.

2. Duties. During the Term, Consultant shall devote its reasonable best efforts to performing the Services (as defined hereinbelow) on behalf of the Company, at such reasonable times and places as are determined by Consultant. The Company understands and hereby expressly acknowledges that the Services to be provided to the Company by Consultant pursuant to the terms hereof shall be on a non-exclusive basis only. As employed in this Agreement, Services shall mean: (i) designing and developing, in consultation with the Company, an on-line media portal environment the ("Website") (a) dedicated to the release and distribution of motion pictures, the marketing of entertainment-industry related products, and the provision of related services and advertising, and (b) offering, in addition, the specific content and consumer interactive services described in the succeeding sentence (the "Website Design Consulting Services"), (ii) transferring to the Company for no consideration 2,000 private label-branded (as directed by the Company) eCashPad terminals to be distributed by the Company, on a trial basis, at no charge to users of the Website, (iii) all other services reasonably necessary to adapting the eCashPad and ancillary technology so as to serve as a secure electronic card payment platform for use by visitors to the Website; and (iv) entering into contractual arrangements with the issuers of not less than five major credit cards and with not less than ten national banks that are issuers of ATM cards, pursuant to which the vendors whose goods and services are purchased by visitors to the Website via the use of any such card in conjunction with an eCashPad terminal would be charged a transaction fee by the issuer of which $1 thereof per transaction would be remitted to Consultant (collectively, "eConnect Merchant Fees"). The Company currently contemplates that the following content and consumer interactive services, inter alia, be provided by it through the Website, and Consultant agrees to structure and perform the Website Design Consulting Services accordingly: chat rooms; message boards; celebrity interviews; entertainment industry "light gossip" columns; film reviews; movie times and showings; entertainment industry insider informational services; web space for the promotion of student/independent films; and movie paraphernalia auctions. Notwithstanding any other provision of this Agreement, the Company hereby acknowledges that Consultant shall be deemed to have completed the Website Design Consulting Services at the point in time that Consultant shall have expended a total of $100,000 in direct, out-of-pocket costs and reasonable allocable overhead in the performance thereof.

3. Consideration to Consultant for Services. In consideration of the Services to be rendered by Consultant to the Company pursuant to the terms hereof, the Company shall pay Consultant an aggregate consulting and services fee in the amount of $500,000, $100,000 of which is to be paid upon execution of this Agreement, $250,000 of which is to be paid upon delivery to the Company of 2000 private label-branded eCashPad terminals, as provided for in Section 2 hereof, and the balance of which is to be paid upon completion of the Services. In the event that this Agreement is terminated in accordance with the provisions of Section 1 hereof prior to Consultant's completion of the Services, the Company shall not be required to pay the entire amount of such balance, but only a portion thereof prorated through the date of such termination.

4. Expenses. Except as otherwise expressly provided for in this Agreement, Consultant shall be entirely responsible for all expenses of every nature and description incurred by it, directly or indirectly, in performing the Services, including, without limitation, the costs of equipment and materials and the compensation payable by Consultant to its employees, consultants and advisors in connection with its performance of Services.

5.  Independent Contractor Relationship; Duty of
Cooperation. It is understood and agreed that Consultant's relationship to the Company is that of an independent contractor and that neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any partnership or joint-venture relationship between the parties. The Company agrees to cooperate fully with Consultant in order to allow Consultant to discharge efficiently its obligations to provide the Services to the Company hereunder.

6. License Agreement; Sharing of e-Connect Merchant Fees. Simultaneously with its delivery to the Company of private label-branded eCashPad terminals, as provided for in Section 2 hereof, Consultant agrees to enter into an irrevocable, worldwide, royalty-free license agreement with the Company, which will permit the Company to use such terminals in the manner contemplated by this Agreement without violating any intellectual property rights of Consultant or any third party, and containing such other terms and conditions as are reasonably acceptable to each of the parties hereto. Each eConnect Merchant Fee received by Consultant shall be split 50/50 with the Company, with Consultant hereby agreeing to remit to the Company on or before the 15th day of each calendar month 50% of the total amount of eConnect Merchant Fees received by it in the preceding calendar month. The provisions of this Section 6 shall survive indefinitely the expiration or termination of this Agreement.

7.  Miscellaneous.

(a) Any and all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or seventy-two (72) hours after being mailed, certified or registered mail, returned receipt requested, postage pre-paid, to Consultant's or the Company's address shown below. The Company and Consultant may change their respective addresses for the purposes of notice at any time by the giving of notices pursuant to this subparagraph.

Company:     Peters Entertainment.com, Inc.
             c/o Kavanaugh Consulting, Inc.
             100 Wilshire Boulevard
             Suite 940
             Santa Monica, CA 90401

Consultant:  eConnect
             2500 Via Cabrillo Marina
             Suite 112
             San Pedro, CA 90731
             Attn.:  Thomas S. Hughes
             Chief Executive Officer

(b) Time is of the essence of this Agreement with respect to each and every provision of this Agreement as to which time is a factor.

(c) No change in, modification of, addition to, or amendment or supplement of, this Agreement shall be valid unless set forth in writing and signed and dated by both parties subsequent to the execution of this Agreement.

(d) The Company and Consultant, without the necessity of any further consideration, agree to execute and deliver such other documents and take such other actions as may be necessary or desirable to consummate more effectively the purposes and subject matter of this Agreement.

(e) The existence, validity, construction and operational effect of this Agreement and the rights and obligations of the Company and Consultant hereunder shall be determined in accordance with the laws of the State of California; provided, however, that any provision of this Agreement which may be prohibited by law or otherwise held invalid shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement.

(f) The parties firmly desire to resolve all disputes arising hereunder without resort to litigation in order to protect their respective business reputations and the confidential nature of certain aspects of their relationship. Accordingly, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration as set forth below:

(i) All disputes which in any manner arise out of or relate to this Agreement or the subject matter thereof, shall be resolved exclusively by arbitration in accordance with the provisions of this Section 7(f). Either party may commence arbitration by sending a written demand for arbitration to the other party, setting forth the nature of the controversy, the dollar amount involved, if any, and the remedies sought, and attaching a copy of this Section 7(f) to the demand.

(ii) The parties stipulate to arbitration before a single, mutually agreed upon arbitrator sitting on the Los Angeles, California Judicial Arbitration Mediation Services
(JAMS) panel. In the event that the parties are unable to agree upon the person chosen as arbitrator within 30 days of the demand for arbitration, the arbitrator shall be selected in the sole discretion of the JAMS administrator. The arbitrator shall be a member of the California bar.

(iii)  The parties shall share all costs of
arbitration. The prevailing party shall be entitled to reimbursement by the other party of such party's attorneys' fees and costs and any arbitration fees and expenses incurred in connection with the arbitration hereunder.

(iv) The substantive law of the State of California shall be applied by the arbitrator. All proceedings in arbitration shall be in accordance with the California Code of Civil Procedure, as amended, and the parties shall have the right to legal discovery in any matter submitted to arbitration in satisfaction of California Code of Civil Procedure Section 1283.05, as permitted by California Code of Civil Procedure
Section 1283.1(b).

(v) Arbitration shall take place in Los Angeles, California unless the parties otherwise agree. As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator. As soon as reasonably practicable thereafter, the arbitrator shall arrive at a decision, which shall be in writing and signed by the arbitrator, shall set forth a concise statement of the reasons for the arbitrator's decision, and shall be sent to the parties and their legal counsel by certified mail, return receipt requested, no later than thirty (30) calendar days following the conclusion of the hearing. The arbitrator will announce his or her decision, which will not become final for twenty (20) days after it is received by each party and its counsel (which may be extended for a reasonable period by the arbitrator should any party contest or request that the arbitrator revoke or change his or her decision). Each party will have ten (10) days after receipt of the decision to file any papers to contest or request that the arbitrator change or revoke such decision. The arbitrator will have the right to amend and/or retract his or her decision prior to the date the decision becomes final. If the arbitrator does alter or revoke the decision, any altered or new decision will be treated as a decision subject to the same terms of this Section 7(f)(v) (i.e., it will be effective 20 days after it is delivered to each party and each party will have 10 days to contest or request a change or revocation).

(vi) All decisions of the arbitrator, subject to the procedures of Section 7(f)(v), shall be final, binding and conclusive on the parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement. The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator's judgment. Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.

(vii) Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar equitable relief.

(viii) The decision and award of the arbitrator shall be kept confidential by the parties to the greatest extent practicable. No disclosure of such decision or award shall be made by the parties except as required by law or as necessary or appropriate to effect the enforcement thereof.

(g) The covenants, agreements, representations, warranties, terms and conditions contained in this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and Consultant; provided, however, that Consultant may not assign or transfer Consultant's duties to provide the Services hereunder except upon the written consent of the Company in its sole and absolute discretion.

(h) This Agreement constitutes the entire agreement between the parties as to the subject matter hereof and supersedes and terminates as of this date any prior agreements, whether written or oral, between the parties with respect thereto. No provision of this Agreement shall be waived except in writing signed by the party against whom such waiver is asserted. Any such waiver shall be limited to the particular instance, and waiver of a provision in one instance shall not prevent a party thereafter from enforcing each and every other provision of this Agreement.

(i) The section headings used in this Agreement are intended solely for convenience of reference, and shall not in any way or manner amplify, limit, or modify, or otherwise be used in the interpretation of, any of the provisions of this Agreement, and the masculine, feminine, or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

(j) The Company and Consultant each hereby represents and warrants that it has the necessary power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and that such actions have been duly authorized by, respectively, the Company and the Consultant in accordance with applicable law.

IN WITNESS WHEREOF, the parties hereto have respectively executed this Consulting and Services Agreement as of the date first written above.

"THE COMPANY"
PETERS ENTERTAINMENT.COM, INC.


By: /s/  Jon Peters
Jon Peters, President


"CONSULTANT"
eCONNECT


By: /s/  Thomas S. Hughes
Thomas S. Hughes, President